EXHIBIT 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
FOR IMMEDIATE RELEASE
Chevron enhances growth strategies with Unocal merger
Acquires high-quality operations in Asia Pacific, the Caspian and the U.S. Gulf of Mexico
     SAN RAMON, Calif., Aug. 10, 2005 – Chevron Corporation (NYSE: CVX) today announced that it has completed its merger with Unocal Corporation (NYSE: UCL). The combined company is strengthened by complementary assets, talented employees and synergies.
     Approximately 77.21 percent of Unocal shares outstanding, and 96.62 percent of those Unocal shares present and entitled to vote, were voted in favor of the merger agreement. The merger agreement was originally signed on April 4, 2005, and amended on July 19, 2005. Under terms of the agreement, Unocal stockholders had the option to receive for each Unocal share either $69 in cash, 1.03 shares of Chevron stock or a combination of $27.60 in cash and 0.618 of a share of Chevron stock, with the all-cash and all-stock elections subject to proration.
     “This merger provides current and long-term investment value, and Unocal is an excellent strategic fit with Chevron’s assets and corporate culture,” said David J. O’Reilly, Chevron’s chairman and chief executive officer. “Chevron has proven technical and financial capabilities to maximize the full value of Unocal’s world-class assets, and Unocal’s talented employees worldwide will enhance our organizational capability.”
     O’Reilly added, “This is an important milestone for Chevron, and I want to welcome Unocal employees to our company. The addition of Unocal strengthens our position as a global energy leader, and together we will be able to accomplish great results.”
     The combined company will produce approximately 2.8 million barrels of oil-equivalent per day, including production from oil sands, production under operating service agreements and the company’s share of production by equity affiliates. The merger will increase Chevron’s proved reserves (based on year-end 2004 reporting and including the company’s share of equity affiliates) by more than 15 percent. The merger is expected to be accretive to earnings per share in 2006.

     Unocal’s key areas of operations in the Asia Pacific and Caspian regions, and the U.S. Gulf of Mexico, make a strong strategic fit with Chevron’s existing core areas of operations. In the Asia Pacific region, which is anticipated to be one of the world’s strongest economic growth areas, the combined company will generate more than 20 percent of its equivalent daily crude oil and natural gas production. The company will also be a leading resource holder in this region.
     The strong strategic fit between the two companies will provide for a rapid and efficient integration, for which planning is complete. To date, the company has confirmed the continued employment of more than 5,000 Unocal employees. Chevron intends to make employment offers to many of the remaining 1,400 Unocal employees, and to conclude the selection process, by the end of September.
     Charles Williamson, Unocal’s chairman and chief executive officer, will join Chevron in a transition role until later this year. He will be an executive vice president of the corporation, assisting with the integration of the two companies.
     Chevron Corporation is one of the world’s leading energy companies. With more than 53,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information on Chevron is available at www.chevron.com.
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8/10/05
Contact: Donald Campbell       925-842-2589
Cautionary Information Regarding Forward-Looking Statements
Except for the historical and factual information contained herein, the matters set forth in this news release, including statements as to regulatory approvals for the merger, timing expectations to complete the merger integration and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of other closing conditions contained in the merger agreement and other risk factors relating to our industry as detailed from time to time in each of Chevron’s and Unocal’s reports filed with the Securities and Exchange Commission, including each such company’s most recent Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements herein, whether as a result of new information, future events or otherwise.